EXHIBIT 99.1
PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7030
investorrelations@nuvasive.com	nlaudico@theruthgroup.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Announces Senior Management Promotions
San Diego, CA — November 16, 2006 — NuVasive, Inc. (NASDAQ: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today several management promotions designed to provide continued support and leadership for the company’s growth. The company also announced that Alexis Lukianov continues in his leadership role as Chairman and Chief Executive Officer.
Mr. Lukianov has served as Chief Executive Officer and a member of NuVasive’s Board of Directors since January 1999. With over 20 years of experience in the orthopedic industry, Mr. Lukianov has guided NuVasive in building a reputation as a leading provider of creative technology to enable minimally disruptive spine surgery. Mr. Lukianov will continue to work closely with NuVasive’s entire management team to establish and refine the company’s strategy and ensure operational focus.
The promotions announced today include the following four current executives who will be filling expanded roles:
•	Keith Valentine has been promoted to President and Chief Operating Officer. Mr. Valentine joined NuVasive in 2001 and has served as President since December 2004. In his role as President, Mr. Valentine has had primary responsibility for the company’s marketing, product development, regulatory, distribution and customer service functions. In his expanded role, Mr. Valentine’s responsibilities will also encompass a new operations group that includes customer service, distribution, inventory planning, manufacturing and vendor relationships, as well as the company’s planned international expansion.

•	Patrick Miles has been promoted to Executive Vice President of Marketing and Development. Mr. Miles joined NuVasive in 2001 and has served as Senior Vice President of Marketing since December 2004. Mr. Miles will continue to oversee all corporate communications, marketing, corporate and product strategy functions, and will also assume responsibility for driving the development and introduction of products in direct response to the needs of spine surgeons and the changing spine market.

•	Jason Hannon has been promoted to Senior Vice President and General Counsel. Mr. Hannon joined NuVasive in June 2005 as Vice President of Legal Affairs. In this expanded role, Mr. Hannon will oversee the company’s legal, human resources and corporate affairs functions.

•	G. Bryan Cornwall, Ph.D. has been promoted to the position of Vice President of Research and Clinical Resources. Dr. Cornwall has served as Vice President of Research and Development since January 2004. In his new role, Dr. Cornwall will focus on the clinical and research activities that drive the Company’s continued development of innovative technologies.
Alexis Lukianov, Chairman and Chief Executive Officer of NuVasive, said: “I am very pleased to announce these well-deserved promotions. NuVasive possesses deep strength in its executive ranks. These executives have made many valuable contributions to our company and I look forward to their continued growth in these new roles.
NuVasive also announced several additional management promotions to be effective in 2007. Each of these managers plays a significant role in the Company’s growth and success, and their new roles will serve as a foundation for continued innovation and growth. These promotions are:

Name	New Position
Lisa Brockman	Vice President of Accounting
Rich Mueller	Group Director of Implants
David Ivanko	Director of Quality
Troy Woolley	Director of Access
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $2.9 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as classic fusion implants.
     The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings—NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s classic fusion portfolio is comprised predominantly of proprietary saline packaged bone allografts and internal fixation products. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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